Exhibit 99.1

For Release on February 19, 2014

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR

2013 FINANCIAL RESULTS

New York, NY – February 19, 2014 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the fourth quarter and full-year ended December 31, 2013.

Fourth Quarter Overview:

•	Total member count decreased 10,000 to 497,000 in Q4 2013 and decreased by 13,000 for the full-year 2013.

•	Membership monthly attrition averaged 3.4% per month in Q4 2013 compared to 3.5% per month in Q4 2012.

•	Revenue was $113.9 million in Q4 2013, a decrease of 0.3% compared to Q4 2012.

•	Comparable club revenue decreased 1.3% in Q4 2013.

•	Diluted loss per share was $0.03 in Q4 2013 compared to diluted loss per share of $0.02 in Q4 2012.

•

Q4 2013 results included a favorable out of period rental income adjustment, a loss related to debt extinguishment, severance related to the departure of an executive officer, legal and consulting expenses related to the pending sale of our 86th Street building in Manhattan, a payroll bonus in connection with the quarterly dividend paid, and fixed asset impairment charges for one underperforming club. These items amounted to an aggregate net charge of approximately $1.2 million before taxes (approximately $738,000, net of taxes), or approximately $0.03 per diluted share.

•

Q4 2012 results included fixed asset write-offs related to four clubs that sustained damage as a result of Hurricane Sandy, administration and incremental compensation expenses related to the special dividend payment and related stock option modifications and discrete tax benefits. These items amounted to an aggregate net charge of approximately $6.3 million before taxes (approximately $3.4 million net of taxes) or approximately $0.14 per diluted share.

•	Adjusted EBITDA was $18.4 million in Q4 2013, a decrease of $4.8 million, or 20.6%, when compared to Adjusted EBITDA of $23.2 million in Q4 2012 (Refer to the reconciliation below).

•

Following the end of the quarter, the Company announced a quarterly cash dividend of $0.16 per share payable on March 5, 2014 to shareholders of record at the close of business on February 24, 2014. The aggregate amount to be paid will be approximately $3.9 million, based on shares outstanding as of February 18, 2014.

•

In Q4 2013, the Company refinanced its credit facility with a new $325.0 million Term Loan Facility and a $45.0 million revolving loan facility. The Company expects annual interest savings of approximately $3.0 million as a result of this refinancing.

•

The Company entered into an agreement to sell its property located at 151 East 86th Street, New York to an affiliate of Stillman Development International, LLC for a price of $82.0 million, subject to certain adjustments. The transaction is subject to various closing conditions, and the parties expect the transaction to be completed on or about March 31, 2014.

Robert Giardina, Chief Executive Officer of TSI, commented: “This is an exciting time for TSI. The fitness industry is growing and evolving faster than anytime I have seen in my 39 years in the business. In 2013 we made progress aligning our offering in order to benefit from these changes. While we are not satisfied with our 2013 financial results, we made advancements in a number of important areas like personal training, development of our exciting new BFX Studio brand, pricing improvements which were accompanied by stable attrition rates, systems investments, capital structure improvements and return of capital to shareholders with our establishment of a quarterly dividend. With our excellent real estate portfolio, strong financial position and experienced management team we are poised to capture our fair share of the growing health and fitness industry revenues.”

Fourth Quarter Ended December 31, 2013 Financial Results:

Revenue (in thousands):

	Quarter Ended December 31,
	2013		2012
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$87,886	77.1%	$89,176	78.1%	(1.4)%
Joining fees	3,108	2.7%	3,329	2.9%	(6.6)%

Membership revenue	90,994	79.8%	92,505	81.0%	(1.6)%

Personal training revenue	15,920	14.0%	14,772	12.9%	7.8%
Other ancillary club revenue	4,758	4.2%	5,997	5.3%	(20.7)%

Ancillary club revenue	20,678	18.2%	20,769	18.2%	(0.4)%
Fees and other revenue	2,235	2.0%	942	0.8%	137.3%

Total revenue	$113,907	100.0%	$114,216	100.0%	(0.3)%

Total revenue for Q4 2013 decreased $0.3 million, or 0.3%, compared to Q4 2012. The decrease in revenue for Q4 2013 is primarily comprised of a $1.7 million decrease at our clubs opened or acquired prior to December 31, 2011, including $300,000 at a club temporarily closed due to Hurricane Sandy and re-opened in December 2013, and approximately $800,000 decrease at clubs closed after December 31, 2011. These decreases were partially offset by an increase of approximately $1.9 million at clubs opened or acquired subsequent to December 31, 2011 and an increase of approximately $424,000 in fees and other revenue related to an adjustment to deferred lease receivable affecting subtenant rental income.

Q4 2012 revenues were negatively impacted as a result of lost operating days from Hurricane Sandy. At the height of the storm, 131 of our 160 clubs were closed with 16 clubs that remained closed for over a week and two clubs that remained closed through the end of 2012. In Q1 2013, one of these clubs was permanently closed.

Operating expenses:

	Quarter Ended December 31,
	2013	2012	Expense %
	Expense % of Revenue		Increase (Decrease)
Payroll and related	37.7%	39.7%	(5.4)%
Club operating	40.5%	37.6%	7.3%
General and administrative	6.5%	5.6%	15.8%
Depreciation and amortization	10.5%	10.5%	0.2%
Impairment of fixed assets	0.1%	2.8%	(95.4)%

Operating expenses	95.3%	96.2%	(1.2)%

Total operating expenses decreased 1.2% for Q4 2013 compared to Q4 2012. Operating margin was 4.7% for Q4 2013 compared to 3.8% for Q4 2012.

Payroll and related. The decrease in payroll and related expenses in Q4 2013 was primarily related to a $2.5 million bonus payment made in connection with the special dividend paid during Q4 2012, lower management incentive bonuses in Q4 2013 resulting from not meeting certain performance targets, and reductions in club-related payroll, including lower bonuses and commissions.

Club Operating. The increase in club operating expenses in Q4 2013 included a 1.5% increase in number of club months of operation. Also, increases in occupancy expenses, utilities and repairs and maintenance contributed to the increase.

General and administrative. The increase in general and administrative expenses in Q4 2013 compared to Q4 2012 was primarily due to the increases in consulting and computer maintenance expenses related to the implementation of our new club operating system as well as costs related to the upgrade and enhancement of our phone and data network. The increases were partially offset by the reduction in dividend administration fees incurred in connection with the payment and administration of the special cash dividend payment paid during Q4 2012.

Depreciation and amortization. Depreciation and amortization expense for Q4 2013 remained flat to Q4 2012.

Impairment of fixed assets. In Q4 2013, we recorded $147,000 of fixed asset impairment charges related to an underperforming club. In Q4 2012, we recorded fixed asset impairment charges of $3.2 million related to the write-off of fixed assets at four of our clubs that sustained damages from Hurricane Sandy.

Net loss for Q4 2013 was $695,000 compared to net loss of $453,000 for Q4 2012.

Full-Year Ended December 31, 2013 Financial Results

For the full-year ended December 31, 2013, total revenue decreased $8.8 million, or 1.8%, compared to full-year 2012. Operating margin was 8.6% for 2013 compared to 8.7% for full-year 2012. Net income for 2013 was $12.3 million compared to $12.0 million in 2012.

Cash flow from operating activities for full-year 2013 totaled $67.4 million, an increase of $7.3 million from full-year 2012 driven primarily by the decrease in cash paid for interest of $4.0 million and the timing of certain payments and collections made associated with accounts receivable, accounts payable and accrued expenses.

First Quarter 2014 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, excluding any impact of the possible completion of the sale of our East 86th Street property, our outlook for the first quarter of 2014 includes the following:

•

Revenue for Q1 2014 is expected to be between $116.5 million and $117.5 million versus $119.2 million for Q1 2013. As percentages of revenue, we expect Q1 2014 payroll and related expenses to approximate 38.3% and club operating expenses to approximate 41.4%. We expect general and administrative expenses to approximate $7.5 million, depreciation and amortization to approximate $12.0 million and net interest expense to approximate $4.7 million.

•

We expect net income for Q1 2014 to be between $0 and $250,000, and diluted earnings per share to be in the range of $0.0 per share to $0.01 per share, assuming a 39% effective tax rate and 24.5 million weighted average fully diluted shares outstanding.

•	We estimate that EBITDA will approximate $17.0 million in Q1 2014.

Investing Activities Outlook:

For the year ending December 31, 2014, we currently plan to invest $45.0 million to $50.0 million in capital expenditures compared to $33.8 million of capital expenditures in 2013 when including acquisition purchase prices. The 2014 amount includes approximately $20.0 million to $22.0 million related to potential 2014 and 2015 club openings, including those under our new BFX Studio concept. Total capital expenditures also includes approximately $18.0 million to $20.0 million to continue enhancing or upgrading existing clubs and approximately $4.0 million to $4.5 million principally related to major renovations at clubs with recent lease renewals. We also expect to invest approximately $3.0 million to $3.2 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow provided by operations and available cash on hand.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “First Quarter 2014 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future expectations regarding the sale of the property located at East 86th Street, New York, future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the ability to close the sale of the property located at East 86th Street, New York, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Except as required by law, we have no duty to, and do not intend to, update or revise the forward looking statements in this presentation after the date of this presentation. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of December 31, 2013, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 497,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Wednesday, February 19, 2014 at 4:30 PM (Eastern) to discuss the fourth quarter and full-year results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Webcast and may be accessed, along with a slide presentation, via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning February 20, 2014.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2013 and 2012

(All figures in thousands)

(Unaudited)

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$73,598	$37,758
Accounts receivable, net	3,704	6,508
Inventory	473	438
Deferred tax assets, net (1)	17,010	16,096
Prepaid corporate income taxes	6	550
Prepaid expenses and other current assets	10,850	11,435

Total current assets	105,641	72,785
Fixed assets, net	243,992	256,871
Goodwill	32,870	32,824
Intangible assets, net	908	—
Deferred tax assets, net (1)	11,340	18,957
Deferred membership costs	8,725	9,242
Other assets	10,316	14,091

Total assets	$413,792	$404,770

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$3,250	$15,787
Accounts payable	8,116	7,467
Accrued expenses	31,536	27,053
Accrued interest	737	89
Dividends payable	259	305
Deferred revenue	33,913	37,138

Total current liabilities	77,811	87,839
Long-term debt	311,659	294,552
Dividends payable	407	799
Deferred lease liabilities	56,882	61,732
Deferred revenue	2,460	3,889
Other liabilities (1)	8,089	11,455

Total liabilities	457,308	460,266
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(13,846)	(16,326)
Accumulated other comprehensive income	2,052	1,226
Accumulated deficit	(31,746)	(40,420)

Total stockholders’ deficit	(43,516)	(55,496)

Total liabilities and stockholders’ deficit	$413,792	$404,770

(1)	The Company has made balance sheet adjustments relating to prior periods. As of December 31, 2012, the adjustments decreased current Deferred tax assets by $8,801 and increased both long-term Deferred tax assets by $9,661 and long-term tax liability (included within Other liabilities) by $860. These balance sheet adjustments relate to a change in timing differences of the tax treatment of landlord contributions for tenant improvements.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters and years ended December 31, 2013 and 2012

(All figures in thousands except share and per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Club operations	$111,672	$113,274	$464,240	$473,177
Fees and other	2,235	942	5,985	5,804

	113,907	114,216	470,225	478,981

Operating Expenses
Payroll and related	42,908	45,339	174,894	181,632
Club operating	46,067	42,938	179,683	178,950
General and administrative	7,446	6,430	28,431	24,139
Depreciation and amortization	11,991	11,964	49,099	49,391
Insurance recovery related to damaged property	—	—	(3,194)	—
Impairment of fixed assets	147	3,197	714	3,436

	108,559	109,868	429,627	437,548

Operating income	5,348	4,348	40,598	41,433
Loss on extinguishment of debt	750	—	750	1,010
Interest expense	6,309	6,613	22,617	24,640
Interest income	—	—	(1)	(43)
Equity in the earnings of investees and rental income	(616)	(609)	(2,459)	(2,461)

(Loss) income before (benefit) provision for corporate income taxes	(1,095)	(1,656)	19,691	18,287
(Benefit) provision for corporate income taxes	(400)	(1,203)	7,367	6,321

Net (loss) income	$(695)	$(453)	$12,324	$11,966

Earnings (loss) per share:
Basic	$(0.03)	$(0.02)	$0.51	$0.51
Diluted	$(0.03)	$(0.02)	$0.50	$0.50
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	24,103,411	23,747,667	24,031,533	23,436,393
Diluted	24,103,411	23,747,667	24,736,961	24,114,540
Dividends declared per common share	$0.16	$3.00	$0.16	$3.00

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2013 and 2012

(All figures in thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$12,324	$11,966
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	49,099	49,391
Impairment of fixed assets	714	3,436
Loss on extinguishment of debt	750	1,010
Insurance recovery related to damaged property	(3,194)	—
Amortization of debt discount	996	517
Amortization of debt issuance costs	1,153	1,135
Noncash rental expense, net of non-cash rental income	(5,692)	(4,037)
Share-based compensation expense	2,204	1,306
Decrease in deferred tax asset	6,120	5,005
Net change in certain operating assets and liabilities	898	(8,004)
Decrease (increase) in deferred membership costs	2,086	(694)
Landlord contributions to tenant improvements	1,472	1,345
Decrease in insurance reserves	(929)	(2,071)
Other	(613)	(252)

Total adjustments	55,064	48,087

Net cash provided by operating activities	67,388	60,053

Cash flows from investing activities:
Capital expenditures	(30,861)	(22,490)
Acquisition of businesses	(2,939)	—
Insurance recovery related to damaged property	3,194	—

Net cash used in investing activities	(30,606)	(22,490)

Cash flows from financing activities:
Cash dividends paid	(4,088)	(70,296)
Proceeds from 2013 Senior Credit Facility, net of original issue discount	323,375	—
Proceeds from incremental term loan, net of original issue discount	—	59,700
Proceeds from replacement 2011 Term Loan Facility lenders	—	13,796
Principal payments to non-consenting 2011 Term Loan Facility lenders	—	(13,796)
Principal payments on 2011 Term Loan Facility	—	(36,007)
Term loan issuance and amendment related financing costs	(4,356)	(3,346)
Proceeds from stock option exercises	600	2,352
Debt issuance costs	(763)	(125)
Repayment of 2011 Senior Credit Facility	(315,743)	—

Net cash used in financing activities	(975)	(47,722)

Effect of exchange rate changes on cash	33	37

Net increase (decrease) in cash and cash equivalents	35,840	(10,122)
Cash and cash equivalents beginning of period	37,758	47,880

Cash and cash equivalents end of period	$73,598	$37,758

Summary of the change in certain operating assets and liabilities:
Decrease (increase) in accounts receivable	$2,859	$(645)
Increase in inventory	(36)	(148)
Increase in prepaid expenses and other current assets	(1,278)	(329)
Increase (decrease) in accounts payable, accrued expenses and accrued interest	3,089	(3,094)
Change in prepaid corporate income taxes and corporate income taxes payable	1,604	433
Decrease in deferred revenue	(5,340)	(4,221)

Net change in certain working capital components	$898	$(8,004)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Quarters and Full Years Ended December 31, 2013 and 2012

(All figures in thousands)

(Unaudited)

	Quarter Ended December 31,		Full-Year Ended December 31,

	2013	2012	2013	2012
Net cash provided by operating activities	$16,907	$16,105	$67,388	$60,053
Interest expense, net of interest income	6,309	6,613	22,616	24,597
(Benefit) provision for corporate income taxes	(400)	(1,203)	7,367	6,321
Changes in operating assets and liabilities	(5,502)	(3,029)	(898)	8,004
Insurance recovery related to damaged property	—	—	3,194	—
Impairment of fixed assets	(147)	(3,197)	(714)	(3,436)
Loss on extinguishment of debt	(750)	—	(750)	(1,010)
Amortization of debt discount	(279)	(206)	(996)	(517)
Amortization of debt issuance costs	(335)	(269)	(1,153)	(1,135)
Share-based compensation expense	(612)	(519)	(2,204)	(1,306)
Landlord contributions to tenant improvements	(538)	(25)	(1,472)	(1,345)
Non-cash rental expense, net of non-cash rental income	1,407	1,087	5,692	4,037
(Increase) decrease in insurance reserves	(107)	(53)	929	2,071
Increase (decrease) in deferred tax asset	1,167	2,031	(6,120)	(5,005)
(Decrease) increase in deferred membership costs	(469)	(479)	(2,086)	694
Other	554	65	613	252

EBITDA	17,205	16,921	91,406	92,275
Insurance recovery related to damaged property	—	—	(3,194)	—
Deferred rental income	(424)	—	(424)	—
Impairment of fixed assets	147	3,197	714	3,436
Dividend related expenses (1)	—	577	—	577
Payroll bonus payment in connection with dividend (2)	126	2,496	126	2,496
Expenses related to sale of East 86th Street (3)	223	—	223	—
Severance	388	—	388	—
Loss on extinguishment of debt	750	—	750	1,010

Adjusted EBITDA	$18,415	$23,191	$89,989	$99,794

(1)	In Q4 2012, the Company’s board of directors declared a one-time special cash dividend of $3.00 per share of common stock payable to shareholders of record as of November 30, 2012. In connection with the special dividend, the Company incurred consulting and administration expenses plus incremental compensation expense related to stock option modifications totaling $577.

(2)	In connection with the dividend payments in Q4 2013 and Q4 2012, certain option holders holding vested in-the-money options were paid a cash bonus equivalent.

(3)	In connection with the pending sale of the East 86th Street property, legal fees totaling $223 were incurred in Q4 2013.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending March 31, 2014 and the Quarter Ended March 31, 2013

(All figures in thousands)

(Unaudited)

	Estimated Q1 2014	Q1 2013
Net cash provided by operating activities	$17,200	$21,767
Interest expense, net of interest income	4,700	5,349
Provision for corporate income taxes	50	2,508
Changes in operating assets and liabilities	(5,500)	(3,507)
Amortization of debt discount	(325)	(239)
Amortization of debt issuance costs	(200)	(273)
Share-based compensation expense	(400)	(656)
Landlord contributions to tenant improvements	125	—
Non-cash rental expense, net of non-cash rental income	1,100	1,496
Decrease in insurance reserves	—	491
Decrease in deferred tax asset	(500)	(2,434)
Increase in deferred member costs	500	(282)
Other	250	16

EBITDA	$17,000	$24,236

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt and fixed asset impairments. In the case of Q4 2013 and full-year 2013, Adjusted EBITDA also excludes executive severance costs, expenses related to the pending sale of our East 86th Street property and a correction of an immaterial prior period error related to the accounting for deferred rental income, and in the full-year 2013, excludes an insurance recovery received related to damaged property. In the case of Q4 2012 and full year 2012, charges in connection with the Company’s special dividend payment and incremental share-based compensation expense resulting from option modifications is excluded. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.0 million in the quarter ended December 31, 2013. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility.

•

Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•

The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.